Exhibit 10.18

ADAMAS PHARMACEUTICALS, INC.
TRANSACTION BONUS PLAN

Purpose

The purpose of the Adamas Pharmaceuticals, Inc. Transaction Bonus Plan (the “Plan”) is to induce key contributors to remain with Adamas Pharmaceuticals, Inc. (the “Company”), and to enhance the Company’s value, by providing incentive bonuses in the event that the Company receives certain license payments.

Triggering Event (the “Covered Transaction”)

Benefits under the Plan are payable in connection with certain payments made to the Company pursuant to that certain License Agreement (the “Agreement”) by and between Forest Laboratories Holdings Limited and the Company dated as of November 14, 2012 (the “Covered Transaction”).

Non-cash consideration will be valued in good faith by the Company’s Board of Directors.

Size of Pool (the “Pool”)	The Pool is an amount equal to 1% of the Specified Transaction Consideration, up to a maximum aggregate amount of $1,600,000.

“Specified Transaction Consideration” means the Initial License Payment (as defined in the Agreement) and the Milestone Payments (as defined in the Agreement) payable in connection with the Covered Transaction, but excluding any royalties and other payments under Section 6.4 of the Agreement.

Selection of Participants	The Company’s Board of Directors may select the participants in the Plan at any time (the “Participants”), based upon the recommendation of the Company’s Chief Executive Officer.

Allocation of Pool

The Company’s Board of Directors will allocate some or all of the Pool among the Participants at any time. The amount allocated to each Participant (such Participant’s “Bonus Amount”) shall represent the maximum aggregate amount to which each he/she may become entitled hereunder and shall be expressed as either a fixed dollar or percentage of the total Pool amount.

Prerequisites for Payment

A Participant earns the right to be paid his/her Bonus Amount by continuing to be employed by the Company through any date pursuant to which payments are made in connection with the Covered Transaction. Such payments will be paid to the Participants within the 60th day following the date such payment was scheduled to be paid in connection with the Covered Transaction.

At the discretion of the Board of Directors, no benefits will be paid to a Participant unless the Participant executes a general release of all claims (in a form prescribed by the Company) he or she may have against the Company or persons affiliated with the Company through the date of the release. The release must be executed and returned to the Company on or before the date specified by the Company in the prescribed form, which will in no event be later than 45 days after a payment is payable in connection with a Covered Transaction (the “Release Deadline”). If a Participant has not executed a general release of claims by the Release Deadline as requested by the Company or revokes such release, the Participant will not be entitled to the applicable payments or benefits under the Plan.

To the extent that a Participant’s benefit is forfeited because the Participant failed to satisfy one or more of the prerequisites to payment specified in this section, the Company shall have no further obligation to the Participant (or anyone who may claim through the Participant) with respect to such forfeited amount and the aggregate Pool will be allocated pro rata to the remaining Participants.

Form of Payment	Bonuses will be paid in cash.

Withholding Taxes	All payments under the Plan will be reduced as necessary to pay withholding and payroll taxes and other deductions required by law.

At the discretion of the Board of Directors, payments under the Plan may also be reduced by the amount necessary to pay the employer portion of applicable taxes (e.g., FICA and Medicare), in which case the aggregate Pool will be reduced by the amount of such employer taxes.

Section 409A	It is intended that each installment of the payments provided under this Plan is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).

It is intended that payments under the Plan satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Internal Revenue Code (the “Code”) (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).

Notwithstanding the foregoing, in no event will the Company or any successor be responsible for or have any obligation to reimburse a Participant for any taxes that may be imposed on a Participant under Section 409A of the Code.

Source of Payments

The Company or its successor will make all payments under the Plan from its general assets. The Company’s obligations under the Plan are unfunded and unsecured, and Participants have no rights other than those of general creditors.

No Assignment of Benefits	Benefits under the Plan are not assignable or transferable by Participants before they are paid. Benefits will be paid only to the Participants who are entitled to receive them under the Plan.

Parachute Tax Penalties and Stockholder Approval

•                  The excise tax on excess parachute payments, determined under Sections 280G and 4999 of the Code, generally applies if all of a Participant’s parachute payments together equal or exceed 300% of his/her average annual compensation from the Company reported on Form W-2 Box 1. It generally does not apply, however, if the bonus is (a) subject to approval by more than 75% of the Company’s stockholders (excluding from both the numerator and denominator, individuals receiving parachute payments subject to stockholder approval), and (b) is so approved at the time of a Covered Transaction.

•                  All benefits payable under the Plan are subject to approval by more than 75% of the Company’s disinterested stockholders, if the Company’s Board of Directors reasonably determines that such approval is or may be required to avoid application of the excise tax on, and the loss of a Company deduction resulting from, excess parachute payments. If the Board of Directors reasonably determines that approval is or may be required and a benefit is not approved by more than 75% of the stockholders, then that benefit shall not be paid.

•                  A Participant’s bonus will be reduced to the extent that, as a result of the excise tax on excess parachute payments, the Participant’s after-tax proceeds would be greater after the reduction than before the reduction.

Employment at Will

Employment with the Company is for no specific period of time. Participation in the Plan does not confer any right to continued employment, and a Participant’s employment with the Company is “at will.” Therefore, either the Participant or the Company may terminate the Participant’s employment at any time and for any reason, with or without cause.

Administration

The Plan will be interpreted and administered by the Company’s Board of Directors or a duly authorized committee of the Board of Directors. Any reference to the Board of Directors in this Plan will be construed as a reference to the committee of the Board of Directors (if any) to whom the Board of Directors has assigned a particular function. The determinations of the Board of Directors with regard to the Plan will be final, binding, and conclusive on all Participants.

Amendment and Termination

Prior to the closing of a Covered Transaction, the Plan may be amended or terminated by the Company’s Board of Directors, including any amendments deemed advisable by the Board of Directors in order to avoid adverse tax consequences for one or more Participants imposed by Section 409A(a)(1) of the Code (or similar taxes imposed by state law). Thereafter, the Plan may not be amended or terminated without the consent of each adversely affected Participant.